File No. 333-70661

                            U.S.$1,500,000,000
                    GENERAL MOTORS ACCEPTANCE CORPORATION
                              SMARTNOTES(SM)
           DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE


      Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the notes.

    The Agents have advised GMAC that they may from time to time purchase and sell notes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the notes has been established.

Pricing Supplement No. 12                         Trade Date:     4/22/99
(To Prospectus dated January 28, 1999)            Issue Date:     4/27/99

The date of this Pricing Supplement is April 22, 1999

    CUSIP         Stated
     or           Interest                   Price to
Common Code       Rate          Maturity     Public 1     Reallowance
-----------       --------      --------     --------     -----------
 37042 FZV3       5.350%        4/15/01      100%         .0300%
 37042 FZW1       5.550%        4/15/02      100%         .0450%
 37042 FZX9       5.750%        4/15/04      100%         .0750%
 37042 FZY7       6.100%        4/15/09      100%         .1100%
 37042 F4Y1       6.400%        4/15/11      100%         .1400%
 37042 F4Z8       6.650%        4/15/14      100%         .1600%


Payment           Survivor's                 Subject to Redemption
Frequency         Option        Yes/No       Date and terms of redemption
---------         ----------    -----------------------------------------
Semi-Annual       Yes           No
Semi-Annual       Yes           No
Semi-Annual       Yes           No
Semi-Annual       Yes           No
Monthly           Yes           Yes         Callable at 100% on 4/15/01 and
                                            every coupon date thereafter
Semi-Annual       Yes           Yes         Callable at 100% on 4/15/02 and
                                            every coupon date thereafter



1 Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation statement.

                            Per Note             Total
                            --------             -----

Public Offering Price ..... 100.00%              $1,500,000,000

Agents' Discounts
  and Concessions ......... .20%-2.50%           $3,000,000-$37,500,000

Proceeds, before
expenses, to General
Motors Acceptance
Corporation ............... 97.50%-99.80%        $1,462,500,000-$1,497,000,000

(SM) Service Mark of General Motors Acceptance Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              __________________

             ABN AMRO INCORPORATED

                  A.G. EDWARDS & SONS, INC.

                        EDWARD JONES & CO., L.P.

                              FIDELITY CAPITAL MARKETS
                                  a division of National Financial
                                  Services Corporation

                                     PRUDENTIAL SECURITIES INCORPORATED

                                           SALOMON SMITH BARNEY

                               January 28, 1999